Exhibit 99.1

Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street New York, NY 10281
Director, Investor Relations
(609) 520-5660

Media Contact:

Howard Hoffman

Corporate Communications

(609)	520-4765

DOW JONES REPORTS INCREASED AUGUST 2006 ADVERTISING REVENUE

AT THE WALL STREET JOURNAL

Revises Third Quarter Earnings Guidance

NEW YORK (Sept. 18, 2006)—Dow Jones & Company (NYSE: DJ) today reported August advertising revenue and volume for its leading print publications and revised its outlook for third-quarter earnings.

Advertising revenue at The Wall Street Journal increased 6.9% in August on a 6.7% increase in advertising volume. Linage increases in financial, classified and general advertising were partially offset by a decline in technology advertising. In the financial advertising category at the Journal, August linage increased 50.2% due to increases in insurance, wholesale and tombstone advertising, partially offset by a slight decline in retail advertising. The Journal’s classified advertising category linage increased 6.6% due to increases in real estate and other classified advertising. Linage in the Journal’s general advertising category increased 3.6% as increases in consumer electronics, healthcare and other consumer advertising were partially offset by decreases in corporate and auto advertising. The Journal’s technology advertising linage decreased 17.0% as declines in personal computers, software and technology professional services advertising were partially offset by increases in communications and hardware advertising.

At Barron’s, total advertising revenue decreased 0.5% in August on a 10.6% increase in advertising pages despite one less issue in August 2006 versus the prior year period. Strength in financial advertising was partially offset by a decline in auto advertising.

International advertising revenue increased 10.2% in August due to strong color advertising at both The Wall Street Journal Asia and The Wall Street Journal Europe.

At Ottaway Newspapers, advertising revenue in August increased 1.2% due to increases in online (up 69.0%), non-daily (up 14.4%) and preprint (up 6.9%) advertising revenue, partially offset by decreases in classified and other (down 6.1%) and display (down 3.3%) advertising revenue. Total print advertising volume declined 5.5% due to declines in classified and display advertising partially offset by a gain in non-daily advertising.

Commenting on August results, Rich Zannino, chief executive officer of Dow Jones, said, “August marks the 12th consecutive month of market-leading advertising gains at the U.S. print Journal. Through the first two months of the third quarter, Journal print advertising revenue was up 6.3%, which was in line with our outlook for the quarter. However, September advertising revenue at the Journal is running below our expectations and prior year. As a result, we are reducing our outlook for third-quarter earnings per share before a special tax benefit of about seven cents and a severance charge of one cent, to the range of eight to 11 cents and, due to the special tax benefit, we are increasing our outlook for reported earnings per share to the range of 14 to 17 cents. Looking forward, based on the current level of bookings, we see a positive trend in Journal advertising revenue resuming in October and the fourth quarter.”

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron’s and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva and with Hearst of SmartMoney. Dow Jones also provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements; Non-GAAP Reconciliation:

This press release contains forward-looking statements, such as those including the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “plan,” “outlook,” “guidance,” “forecast” and similar expressions, that involve risks and uncertainties that could cause actual results to differ materially from those anticipated including: the cyclical nature of the Company’s business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company’s core B2B advertising market; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue and that B2B advertising levels, particularly in technology and finance, may or may not return to historical levels; the Company’s ability to expand and diversify the Journal Franchise’s market segment focus beyond finance and technology; the Company’s ability to limit and manage expense growth, especially in light of its prior cost cutting, its growth initiatives and its new organizational structure; intense competition for ad revenues and readers the Company’s products and services face; the impact on the future circulation of the Journal and community newspapers that may be caused by the declining frequency of regular newspaper buying by some consumers and by changes made from time to time by agencies such as the Audit Bureau of Circulations and various syndicated research organizations in the way they measure circulation and readership numbers; with respect to the new Weekend Edition, the risks that it may not generate anticipated advertising revenues, resulting in greater losses than expected in its first two years of operation, and that it may draw advertising away from the Journal’s other consumer advertising sections; the impact on online advertising revenues of fluctuations or decreases in Web site traffic levels; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; and such other risk factors as may be included from time to time in the Company’s reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company’s web site (www.dowjones.com). The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have included in this press release a reconciliation of those measures to the most directly comparable GAAP measures.

Dow Jones & Company 2006 Advertising Linage Percentage Increases (Decreases) from 2005

	August Actual	Year to date Actual
THE WALL STREET JOURNAL: (1)
Total advertising revenue	6.9%	13.1%
Total advertising volume	6.7%	12.2%
General	3.6%	8.3%
Technology	(17.0)%	5.4%
Financial	50.2%	13.0%
Classified & Other	6.6%	20.9%

International advertising revenue (2)	10.2%	(1.3)%

Barron's advertising revenue	(0.5)%	8.2%
Barron's advertising volume	10.6%	0.0%

Ottaway Newspapers advertising revenues:
Display	(3.3)%	0.7%
Classified & Other	(6.1)%	(2.9)%
Non-daily	14.4%	5.9%
Preprint & other	6.9%	3.5%
Online	69.0%	49.9%
Total advertising revenues	1.2%	1.6%

Ottaway Newspapers advertising volume (3)	(5.5)%	(6.0)%

(1)	General, technology and financial advertising for 2005 was reclassified to conform to the current year presentation.
(2)	Includes the international editions of the Journal and the Far Eastern Economic Review.
(3)	Excludes preprint & other volume and online advertising